EXHIBIT 99.1

For Immediate Release

Contacts: For investors:

Gary Burnison (310) 226-2613

For media:

Anneli Ballard (212) 984-9350

Korn/Ferry International Announces a 44% increase in

Third Quarter Fiscal 2005 Fee Revenue

Highlights:

•	Fee revenue was $116.9 million, an increase of 44% from $81.4 million in the prior year third quarter.

•	Net income was $9.8 million, an improvement of 153% from $3.9 million in the prior year third quarter.

•	Diluted earnings per share of $0.23 improved $0.13 compared to prior year third quarter.

Los Angeles, CA, March 8, 2005- Korn/Ferry International (NYSE:KFY), the premier provider of executive search, outsourced recruiting and leadership development solutions, announced third quarter fiscal 2005 diluted earnings per share of $0.23 compared to $0.10 in Q3’04.

“Job creation continues at the senior level across almost all industry sectors and geographic regions,” said Paul C. Reilly, Chairman and CEO of Korn/Ferry International. “Our strong results reflect a fundamental shift among employers from a focus on productivity improvement to a quest for growth. As corporations feel more confident in their ability to meet financial targets, the war for talent will continue to heat up.”

Financial Results

Actual and Adjusted Results

(dollars in millions, except per share amounts)

	Third Quarter		Year to Date
	Actual		Actual		Adjusted (a)
	Q3’05	Q3’04	FY05	FY04	FY04
Fee Revenue	$116.9	$81.4	$328.2	$230.6	$230.6
Revenue	$123.6	$86.7	$345.3	$247.0	$247.0
Operating Income	$17.1	$6.2	$47.2	$4.5	$13.0
Operating Margin	14.6%	7.7%	14.4%	2.0%	5.6%
Net Income (Loss)	$9.8	$3.9	$26.9	$(3.3)	$5.2
Basic Earnings (Loss) Per Share	$0.25	$0.10	$0.70	$(0.09)	$0.14
Diluted Earnings (Loss) Per Share	$0.23	$0.10	$0.62	$(0.09)	$0.14

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $8.5 million for the nine months ended January 31, 2004. These charges primarily related to severance and facility charges and did not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.

Fiscal third quarter fee revenue of $116.9 million increased $35.5 million or 44% from Q3’04 of $81.4 million. Fee revenue improved in all regions due to an increase in both the number of new engagements opened as well as average fees. Exchange rates impacted fee revenue favorably by $4.1 million in Q3’05 compared to Q3’04.

Compensation and benefits expense of $74.6 million increased $21.0 million, or 39%, compared to $53.6 million in Q3’04. The increase reflects additional bonus expense as a result of improved revenues and profitability. Exchange rates impacted compensation and benefit expense unfavorably by $2.3 million in Q3’05 compared to Q3’04.

General and administrative expense was $22.7 million compared to $18.7 million in Q3’04. The increase of $4.0 million, or 21%, is primarily due to additional professional fees, including compliance costs associated with Section 404 of the Sarbanes-Oxley Act, and increased business development costs.

Operating income of $17.1 million improved $10.9 million compared to Q3’04.

Balance Sheet and Liquidity

Cash, cash equivalents and marketable securities was $156.9 million at January 31, 2005 compared to $108.1 million at April 30, 2004.

Interest expense, primarily related to borrowings under Company Owned Life Insurance (COLI) policies and Korn/Ferry’s convertible securities, was $2.7 million in the current quarter, consistent with prior year. At January 31, 2005, Korn/Ferry had no outstanding borrowings under its credit facility.

Results by Segment

Selected Executive Recruitment Data—Actual and Adjusted

(dollars in millions)

	Third Quarter		Year to Date
	Actual		Actual		Adjusted (a)
	Q3’05	Q3’04	FY05	FY04	FY04
Fee Revenue	$102.6	$72.8	$289.2	$206.5	$206.5
Revenue	$107.9	$77.1	$303.3	$220.0	$220.0
Operating Income	$21.1	$11.4	$59.5	$22.0	$27.4
Operating Margin	20.5%	15.6%	20.6%	10.7%	13.3%
Average number of Consultants	394	387	388	384	384
Engagements (b)	1,752	1,317	4,650	3,845	3,845

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $5.4 million for the nine months ended January 31, 2004. These charges primarily related to severance and facility charges and did not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.

b)	Represents new engagements opened in the respective period.

Third quarter fee revenue was $102.6 million, an increase of $29.8 million or 41% from $72.8 million in Q3’04. Fee revenue improved in all regions due to an increase in both the number of new engagements opened as well as average fees. Exchange rates impacted fee revenue favorably by $3.4 million in Q3’05 compared to Q3’04.

Executive recruitment operating income improved 85% to $21.1 million in the current quarter compared to $11.4 million in Q3’04. Included in Q3’05 operating income is a favorable restructuring adjustment of $1.3 million as a result of revisions to facilities costs associated with certain previously recorded restructured properties.

The total number of consultants at January 31, 2005 was 391, an increase of 5 consultants compared to January 31, 2004.

Selected Futurestep Data—Actual and Adjusted

(dollars in millions)

	Third Quarter		Year to Date
	Actual		Actual		Adjusted (a)
	Q3’05	Q3’04	FY05	FY04	FY04
Fee Revenue	$14.3	$8.5	$39.0	$24.1	$24.1
Revenue	$15.7	$9.5	$42.1	$27.0	$27.0
Operating Income (loss)	$0.7	$0.6	$5.0	$(2.4)	$0.6
Operating Margin	5.0%	7.3%	12.8%	(10.0)%	2.3%

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $3.0 million for the nine months ended January 31, 2004. These charges related to severance and write-off of assets and facility charges and did not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.

Third quarter fee revenue was $14.3 million, an increase of $5.8 million, or 68%, from Q3’04. Fee revenue improved in all regions driven by an increase in the number of new engagements opened combined with Futurestep’s strategic movement toward outsourced recruiting solutions.

Futurestep operating income was $0.7 million compared to $0.6 million in Q3’04. Included in Q3’05 operating income is a restructuring charge of $1.3 million as a result of revisions to facilities costs associated with certain previously recorded restructured properties.

Outlook

Assuming constant foreign exchange rates, Korn/Ferry estimates that fourth quarter fiscal 2005 fee revenue is likely to be in the range of $115 million to $122 million and earnings per share is likely to be in the range of $0.22 to $0.25.

Earnings Conference Call Webcast

The earnings conference call will be held today at 10:00 AM (EST) and hosted by Paul Reilly, Chairman and CEO, and Gary Burnison, Chief Operating Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with 70 offices in 35 countries, is a leading provider of executive search and leadership development solutions. Based in Los Angeles, the firm partners with clients worldwide to deliver unparalleled senior-level search, management assessment, coaching and development and middle management recruitment services through its Futurestep subsidiary. For more information, visit the Korn/Ferry International Web site at www.kornferry.com or the Futurestep Web site at www.futurestep.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2005	2004	2005	2004
Fee revenue	$116,885	$81,362	$328,198	$230,599
Reimbursed out-of-pocket engagement expense	6,737	5,323	17,148	16,384

Total revenue	123,622	86,685	345,346	246,983

Compensation and benefits	74,616	53,625	208,501	156,298
General and administrative expense	22,736	18,724	64,982	53,026
Out-of-pocket engagement expense	6,825	5,544	17,983	16,800
Depreciation and amortization	2,341	2,546	6,723	7,833
Restructuring charges	—	—	—	8,526

Total operating expense	106,518	80,439	298,189	242,483

Operating income	17,104	6,246	47,157	4,500

Interest and other (expense) income, net	(1,888)	(1,779)	(6,384)	(6,732)

Income (Loss) before provision for income taxes and equity in earnings of unconsolidated subsidiaries	15,216	4,467	40,773	(2,232)
Provision for income taxes	5,897	744	15,288	1,675
Equity in earnings of unconsolidated subsidiaries	505	162	1,420	576

Net income (loss)	$9,824	$3,885	$26,905	$(3,331)

Interest expense on convertible securities, net of taxes	785	—	2,344	—

Net income (loss) adjusted for computation of diluted EPS	$10,609	$3,885	$29,249	$(3,331)

Basic net income (loss) per common share	$0.25	$0.10	$0.70	$(0.09)

Basic weighted average common shares outstanding	38,726	37,506	38,309	37,474

Diluted net income (loss) per common share	$0.23	$0.10	$0.62	$(0.09)

Diluted weighted average common shares outstanding	46,974	40,639	46,832	37,474

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

	Three Months Ended January 31,				Nine Months Ended January 31,
	2005		2004		2005		2004
Fee Revenue:
Executive recruitment:
North America	$55,330		$42,074		$162,643		$119,096
Europe	31,210		19,877		79,865		55,892
Asia/Pacific	13,125		8,893		39,181		25,214
South America	2,897		1,973		7,501		6,274

Total executive recruitment	102,562		72,817		289,190		206,476
Futurestep	14,323		8,545		39,008		24,123

Total fee revenue	116,885		81,362		328,198		230,599

Reimbursed out-of-pocket engagement expenses	6,737		5,323		17,148		16,384

Total revenue	$123,622		$86,685		$345,346		$246,983

		Margin		Margin		Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$11,423	21%	$9,548	23%	$35,479	22%	$23,622	20%
Europe	6,867	22%	604	3%	15,450	19%	(3,959)	(7)%
Asia/Pacific	2,343	18%	1,234	14%	7,605	19%	2,050	8%
South America	431	15%	(26)	(1)%	983	13%	316	5%

Total executive recruitment	21,064	21%	11,360	16%	59,517	21%	22,029	11%
Futurestep	714	5%	628	7%	5,007	13%	(2,424)	(10)%
Corporate	(4,674)		(5,742)		(17,367)		(15,105)

Total operating income	$17,104	15%	$6,246	8%	$47,157	14%	$4,500	2%

		Margin		Margin		Margin		Margin
*Adjusted Operating Income (Loss):
Executive recruitment:
North America	$10,540	19%	$9,548	23%	$34,596	21%	$23,886	20%
Europe	6,521	21%	604	3%	15,104	19%	951	2%
Asia/Pacific	2,316	18%	1,234	14%	7,578	19%	2,210	9%
South America	431	15%	(26)	(1)%	983	13%	374	6%

Total executive recruitment	19,808	19%	11,360	16%	58,261	20%	27,421	13%
Futurestep	1,970	14%	628	7%	6,263	16%	558	2%
Corporate	(4,674)		(5,742)		(17,367)		(14,953)

Total adjusted operating income	$17,104	15%	$6,246	8%	$47,157	14%	$13,026	6%

*Adjusted operating income (loss) excludes restructuring charges related to severance and facilities of $8.5 million for the nine months ended January 31, 2004. Executive recruitment restructuring adjustments were $(1.3) million and $5.4 million, Futurestep restructuring charges were $1.3 million and $3.0 million and Corporate restructuring charges were $0 million and $0.1 million, respectively, for the three and nine months ended January 31, 2005 and the nine months ended January 31, 2004.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of January 31, 2005	As of April 30, 2004

ASSETS
Cash and cash equivalents	$149,341	$108,102
Marketable Securities	7,568	—
Receivables due from clients, net of allowance for doubtful accounts of $10,112 and $6,159	77,122	52,306
Income taxes and other receivables	5,983	5,812
Deferred income taxes	8,864	9,320
Prepaid expenses	13,322	10,128

Total current assets	262,200	185,668

Property and equipment, net	20,050	19,603
Cash surrender value of company owned life insurance policies, net of loans	64,877	58,868
Deferred income taxes	30,845	27,352
Goodwill	107,477	98,481
Deferred financing costs, investments and other	8,714	7,670

Total assets	$494,163	$397,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$7,773	$8,676
Income taxes payable	16,645	2,956
Compensation and benefits payable	77,481	60,957
Other accrued liabilities	28,945	24,785

Total current liabilities	130,844	97,374

Deferred compensation and other retirement plans	58,206	53,018
Long-term debt	44,901	44,400
Other liabilities	9,018	11,456
7.5% Convertible mandatorily redeemable preferred stock, net of unamortized discount and issuance costs, redemption value $11,387	10,748	10,512

Total liabilities	253,717	216,760

Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 42,139 and 39,363 shares issued and 40,990 and 38,170 shares outstanding	328,001	307,003
Retained deficit	(94,299)	(121,204)
Unearned restricted stock compensation	(4,896)	(2,341)
Accumulated other comprehensive income (loss)	12,493	(1,596)

Shareholders’ equity	241,299	181,862
Less: Notes receivable from shareholders	(853)	(980)

Total shareholders’ equity	240,446	180,882

Total liabilities and shareholders’ equity	$494,163	$397,642